                                                               EXHIBIT 10.10



                            ASSET PURCHASE AGREEMENT


                                     between


                  JOHNSON MATTHEY SEMICONDUCTOR PACKAGES, INC.


                                       and


                               CRAY RESEARCH, INC.



                                February 16, 1996




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                                Table of Contents


     1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . .     2

     2.   Basic Transaction . . . . . . . . . . . . . . . . . . . . .     7

     3.   Representations and Warranties of Seller. . . . . . . . . .     9

     4.   Representations and Warranties of Buyer . . . . . . . . . .    21

     5.   Pre-Closing Covenants . . . . . . . . . . . . . . . . . . .    22

     6.   Post-Closing Covenants. . . . . . . . . . . . . . . . . . .    27

     7.   Conditions to Obligation to Close . . . . . . . . . . . . .    29

     8.   Remedies for Breaches of this Agreement . . . . . . . . . .    31

     9.   Termination . . . . . . . . . . . . . . . . . . . . . . . .    34

     10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .    35

          Signatures  . . . . . . . . . . . . . . . . . . . . . . . .    40

          Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . .    41

                            ASSET PURCHASE AGREEMENT



          Agreement entered into on February 16, 1996, by and between Johnson Matthey Semiconductor Packages, Inc., a Minnesota corporation ("BUYER"), and
Cray Research, Inc., a Delaware corporation ("SELLER").   Buyer and Seller are
referred to collectively herein as the "PARTIES."

          This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets of the printed circuit manufacturing operations of Seller.

          This Agreement further contemplates that Buyer will enter into an Supply Agreement providing for the production of printed circuit boards by Buyer for Seller at a facility purchased under this Agreement.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

          1.   DEFINITIONS.

          "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets constituting the Business, INCLUDING all of its (a) real property described on Exhibit A hereto on which the PCBM and 850 Industrial Boulevard are situated, including all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property located at the PCBM and the PCBD and modular office furniture located at 850 Industrial Boulevard (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process, furniture, tools, jigs, and dies), (c) Core PC Technology, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, and rights to protection of interests therein under the laws of all jurisdictions, and a nonexclusive license to use and access Cray-Specific Technology, (d) leases, subleases and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, warranties, guaranties, purchase orders, service agreements, licenses, other similar arrangements, and rights thereunder pertaining primarily to the Business, (f) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies pertaining primarily to the Business, (g) records, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, studies, reports, and other printed or written materials pertaining primarily to the

Business and all tangible personal property situated in the PCBD and 850 Industrial Boulevard and (h) all enforcement rights Seller holds with respect to trade secrets other than Cray-Specific Technology assigned to Buyer by reason of Seller's employer relationship to its employees or by reason of express or implied confidentiality agreements with present and former employees, consultants or other contractors of Seller who worked in or with the Business; PROVIDED, HOWEVER, that the Acquired Assets shall not include Excluded Assets or any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

          "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

          "APPLICABLE RATE" means the corporate prime rate of interest reported from time to time by THE WALL STREET JOURNAL.

          "ASSUMED LIABILITIES" means (a) all obligations of the Business under the agreements, contracts, leases, licenses and other arrangements constituting Acquired Assets and which are listed in the DISCLOSURE SCHEDULE and (b) Vacation Pay; PROVIDED, HOWEVER, that the Assumed Liabilities shall not include (i) any Liability of Seller for unpaid Taxes (with respect to the Business or otherwise) for periods prior to the Closing, (ii) except as provided in Section 2(h), any Liability of Seller for income, transfer, sales, use, deed and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (iii) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
(iv) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (v) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), or (vi) any Liability or obligation of the Business to its employees, other than as expressly set forth in this Agreement.

          "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "BUSINESS" means Seller's printed circuit manufacturing operations.

          "BUYER" has the meaning set forth in the preface above.

          "BUYER'S 401(K) PLAN" has the meaning set forth in Section 4(e) below.

          "CLOSING" has the meaning set forth in Section 2(d) below.

          "CLOSING DATE" has the meaning set forth in Section 2(d) below.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CORE PC TECHNOLOGY," "CORE PC INTELLECTUAL PROPERTY RIGHTS," "CRAY-SPECIFIC TECHNOLOGY," "CRAY-SPECIFIC INTELLECTUAL PROPERTY RIGHTS," "PATENT RIGHTS," "PATENT DISCLOSURES," and "OPERATIONS MANUALS" shall have the meanings set forth in the Technology Assignment and License Agreement.

          "DISCLOSURE SCHEDULE" means the DISCLOSURE SCHEDULE delivered concurrently herewith containing exceptions to Seller's representations made in
Section 3 and certain other information.

          "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, and the Americans with Disabilities Act, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "EXCLUDED ASSETS" shall mean (i) cash, cash equivalents, securities and investments; (ii) accounts and notes receivable; (iii), except as expressly set forth in the definition of Acquired Assets, all rights of Seller to any claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including, without limitation, any refund of any Tax); (iv) Seller's rights under any policies of insurance purchased by Seller or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto; (v) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax returns and other Tax records, general ledgers, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a corporation; (vi) the Cray-Specific Technology (other than the license thereof under the Technology Transfer and License Agreement); (vii) any trademark, trade name, service mark, logo, copyright, corporate name or comparable property that uses in whole or in part the name "Cray", "Cray Research" or any derivative or diminutive form or expansion thereof, whether or not stylized; (viii) all assets held in Plans, assets held as reserves for worker's compensation claims against Seller and assets held as reserves for any and all other accrued liabilities of Seller; (ix) options or rights to purchase any real property (except as expressly set forth in the definition of Acquired Assets); (x) all inventory other than Transferred Inventory; (xi) any tangible personal property located at 850 Industrial Boulevard (other than modular office furniture); (xii) automobiles, trucks, tractors and trailers, other than a 1989 Ford F150 truck (VIN#2FTEF14NOKCB52291); (xiii) finished goods; (xiv) product specifications for printed circuit boards and flex circuits, including any design rules therein contained, save and except for design rules relating to manufacturability of Existing Products (as defined in the Supply Agreement); (xv) the optical masks or similar tooling used to manufacture Existing Products (as defined in the Supply Agreement) and electric data files corresponding to such masks or similar tooling; and (xvi) such other property, if any, as listed on Exhibit B hereto.

          "EXON-FLORIO" means the Exon-Florio provision to the Omnibus Trade and Competitiveness Act.

          "EXPENSE STATEMENT" has the meaning set forth in Section 3(f) below.

          "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

          "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

          "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

          "INVENTORY VALUE" has the meaning set forth in Section 2(g) below.

          "KNOWLEDGE" means actual knowledge of Brad R. Anderson, John L. Sullivan, Mark Lang, David Swoboda or Paul Schroeder after reasonable investigation.

          "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "MASTER CONFIDENTIALITY AGREEMENT" shall mean the Master Confidentiality Agreement in the form attached to the Technology Assignment and License Agreement.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "PARTY" has the meaning set forth in the preface above.

          "PCBD" shall mean Seller's PCB Development Facility located in Chippewa Falls, Wisconsin.

          "PCBM" shall mean the facility used in the Business as described on Exhibit A.

          "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "PLAN" has the meaning set forth in Section 3(v) below.

          "PRELIMINARY INVENTORY VALUE" has the meaning set forth in Section 2(g) below.

          "PURCHASE PRICE" means $35,750,000 less Vacation Pay plus Inventory Value.

          "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "SELLER'S 401(K) PLAN" has the meaning set forth in Section 3(v)(v) below.

          "SERVICES AGREEMENT" means the Services Agreement in the form attached as Exhibit G.

          "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "SUPPLY AGREEMENT" means the Supply Agreement in the form attached as Exhibit F.

          "SURVEY" has the meaning set forth in Section 5(i) below.

          "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TECHNOLOGY ASSIGNMENT AND LICENSE AGREEMENT" means the Technology Assignment and License Agreement in the form attached as Exhibit E.

          "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d) below.

          "TRANSFERRED INVENTORY" has the meaning set forth in Section 2(g) below.

          "850 INDUSTRIAL BOULEVARD" shall mean the facility described on Exhibit A.

          "VACATION PAY" means liabilities for earned and accrued vacation pay for employees of the Business who accept employment with Buyer.

          2.   BASIC TRANSACTION.

          (a)  PURCHASE AND SALE OF ASSETS.   On and subject to the terms and
conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

          (b)  ASSUMPTION OF LIABILITIES.   On and subject to the terms and
conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities.

          (c)  PURCHASE PRICE.  Buyer agrees to pay to Seller the Purchase Price
by wire transfer or delivery of other immediately available funds.    Of the
Purchase Price, $17,875,000 plus Inventory Value less Vacation Pay shall be payable on the Closing Date and the balance shall be payable on December 18,
1996.   Provision is made in  Section 2(h) for certain additional payments.

          (d) THE CLOSING. The Closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Dorsey & Whitney P.L.L.P. in Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE"). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

          (e)  DELIVERIES AT THE CLOSING.   At the Closing, (i) Seller will
deliver to Buyer the various certificates, instruments and documents referred to in Section 7(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments and documents referred to in Section 7(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) warranty deeds, assignments (including formal transfer documents for Core PC Intellectual Property Rights) in the forms attached hereto as Exhibits C-1 through C-4; (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; and (C) the title insurance commitment pursuant to Section 5(h) appropriately modified to reflect actions pursuant to Section 5(m); (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller an assumption in the form attached hereto as Exhibit D; (v) Buyer and Seller shall enter into a Technology Assignment and License Agreement in the form attached hereto as Exhibit E, the Supply Agreement in the form attached hereto as Exhibit F, the Master Confidentiality Agreement and the Services Agreement in the form attached hereto as Exhibit G; and (vii) Buyer will deliver to Seller the consideration specified in Section 2(c) above.

          (f)  ALLOCATION.   The Parties agree to allocate the Purchase Price
among the Acquired Assets for tax purposes in accordance with the allocation schedule attached hereto as Exhibit H.

          (g)  TRANSFERRED INVENTORY.

          (i) All inventory of the Business (other than finished goods and excess inventory) shall be purchased by Buyer at cost plus attributable overhead. In valuing the inventory, the 1996 unit costing set forth on Exhibit I shall be applied. "Excess" inventory shall be that not expected to be used for the manufacture of Products (as defined in the Supply Agreement) within 180 days of the Closing Date.

          (ii) Seller shall conduct, and representatives of Buyer shall observe, a physical inventory prior to Closing. The physical inventory shall be conducted at such time or times ("Inventory Date") as Seller deems necessary to avoid any interference with production at the PCBM but not more than 15 days prior to Closing. Seller shall prepare and present to Buyer prior to Closing the preliminary results of the physical inventory, including the valuation
thereof.   The valuation of the inventory included in such preliminary results, as adjusted for excess inventory, is the "Preliminary Inventory Value."

          (iii) The Preliminary Inventory Value shall be adjusted through the close of business on the day immediately preceding the Closing Date by adding the value of raw materials purchased since the Inventory Date and deducting the value of finished goods becoming finished goods after the
Inventory Date.   The Preliminary Inventory Value, as so adjusted, shall be the
"Inventory Value." Transferred Inventory constitutes inventory (other than finished goods and excess inventory) at the close of business on the day immediately preceding the Closing Date.

          (h) PRORATIONS; OTHER PAYMENTS. On the Closing Date, utility charges, rents under assumed leases, property taxes payable in 1996 and other similar obligations to third parties shall be prorated between Seller and Buyer. On the Closing Date, Seller shall pay all real property assessments and similar charges, and any accrued interest thereon, including any unpaid
installments of special assessments.   Seller shall pay any deed or other
transfer taxes associated with this Agreement, other than sales or use taxes, if any, which Buyer agrees to pay. Seller and Buyer shall cooperate in applying for or otherwise perfecting any exemption from any such taxes. Seller shall provide title insurance commitments as contemplated by Section 5(h), and Buyer shall pay for any title insurance that it may require.

          (i) CERTAIN EQUIPMENT. The Parties shall negotiate in good faith an arrangement for the reasonable use of the equipment listed on Items 1 and 2 of Schedule 3(m) for such period of time as may be reasonably required in Buyer's business, without charge.

          3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

          (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (b) AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller is subject or any provision of the charter or bylaws of Seller or (ii) except as set forth in Section 3(o) of the DISCLOSURE SCHEDULE with respect to assignability, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except for filings under the Hart-Scott-Rodino Act, Seller is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above). Notwithstanding anything to the contrary contained in this Section 2(c), Seller makes no representation or warranty regarding the assignability or transferability of any governmental license or permit pertaining to the Business.

          (d) BROKERS' FEES. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

          (e) TITLE TO ASSETS. Seller has, or at Closing will have, good and marketable title to all of the Acquired Assets, free and clear of all Security Interests or restriction on transfer.

          (f) OPERATING STATEMENTS. Attached hereto as Exhibit J are expense statements (collectively the "EXPENSE STATEMENTS") of the Business: (i) for the fiscal years ended December 31, 1994 and 1995; and (ii) for the one-month ended January 31, 1996. The expenses reflected in the Expense Statements have been determined in accordance with Seller's past practices applied on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects, and are consistent with the books and records of the Business (which books and records are correct and complete in all material respects).

          (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since December 31, 1995, there has not been any adverse change in the business, financial condition, operations, results of operations or future prospects of the Business. Without limiting the generality of the foregoing, since that date, except as set forth in Section 3(g) of the DISCLOSURE SCHEDULE:

               (i) Seller has not sold, leased, transferred or assigned any of the assets, tangible or intangible, of the Business other than for a fair consideration in the Ordinary Course of Business;

               (ii) Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) pertaining to the Business either involving more than $25,000 or outside the Ordinary Course of Business;

               (iii) no party has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $25,000 relating to the Business;

               (iv) no Security Interest has been imposed upon any of the assets, tangible or intangible of the Business;

               (v) no capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business has been made with respect to the Business;

               (vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) pertaining to the Business either involving more than $25,000 or outside the Ordinary Course of Business;

               (vii) Seller has not delayed or postponed the payment of accounts payable and other Liabilities of the Business outside the Ordinary Course of Business;

               (viii) Seller has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) pertaining to the Business either involving more than $25,000 or outside the Ordinary Course of Business;

               (ix) Seller has not granted any license or sublicense of any rights under or with respect to any Core PC Technology or Cray-Specific Technology;

               (x) Seller has not experienced any damage, destruction or loss exceeding $25,000 (whether or not covered by insurance) to the property pertaining to the Business;

               (xi) Seller has not made any loan to, or entered into any other transaction with, any of the employees of the Business outside the Ordinary Course of Business;

               (xii) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement pertaining to the Business;

               (xiii) Seller has not granted any increase in the base compensation of any of the employees of the Business other than in the Ordinary Course of Business;

               (xiv) except for pending changes in Seller's Performance Incentive Plan, Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the employees of the Business, or taken any such action with respect to any Plan;

               (xv) Seller has not made any other change in employment terms for any of the employees of the Business;

               (xvi) Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (xvii) there has not been any other occurrence, event, incident, action, failure to act or transaction or incurrence of any known Liability outside the Ordinary Course of Business involving any of the Business; and

               (xviii) Seller has not committed to any of the foregoing.

          (h)  BUDGETS.   Attached hereto as Exhibit K is the budget for
the Business for year ending December 31, 1996 prepared by the Seller in good faith in the Ordinary Course of Business.

          (i) LEGAL COMPLIANCE. Seller complies in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) pertaining to the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply; PROVIDED, HOWEVER, that Environmental, Health, and Safety Laws are expressly excluded from the scope of this representation and warranty.

          (j)  TAX MATTERS.

          (i) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. There are no Security Interests on any of the assets of the Business that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (k)  REAL PROPERTY.

          (i) Except as set forth in Section 3(k)(i) of the DISCLOSURE SCHEDULE, with respect to each parcel of real property described in Exhibit A hereto:

               (A) Seller has, or at Closing will have, good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction and special assessment, except for recorded easements, covenants, and other restrictions which do not impair Seller's current use of the parcel;

               (B) there are no pending or, to the knowledge of Seller, threatened condemnation proceedings, lawsuits or administrative actions relating to the property, materially affecting adversely the current use, occupancy or value thereof;

               (C) the legal description for the parcel at Closing will constitute a separate parcel for purposes of conveyance and real property taxes, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or in a designated wetland or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

               (D) all facilities have received a certificate of occupancy and all licenses and permits required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; PROVIDED, HOWEVER, that Environmental, Health, and Safety Laws, including any licenses and permits required thereby, are expressly excluded from the scope of this representation and warranty, and Seller makes no representation or warranty regarding the assignability or transferability of any governmental license or permit pertaining to the Business.

               (E) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

               (F) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

               (G) there are no parties (other than the Seller) in possession of the parcel of real property;

               (H) except for direct telephone lines to provide telephone services, all facilities located on the parcel of real property are supplied with utilities and other services necessary for Seller's operation of such facilities, including gas, electricity, water, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and, as of the Closing Date, upon the grant of easements contemplated by Section 5(q) hereof, will be are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property;

               (I) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available; and

               (J) there are no wells or petroleum storage tanks located in or under the property;

          (ii) no real property is leased or subleased to the Business.

          (l) SOFTWARE LICENSES. Except as set forth in Section 3(l) of the DISCLOSURE SCHEDULE, no software licenses material to the Business are considered Excluded Assets, and any software used in the Business that is not an Acquired Asset is readily obtainable off-the-shelf software with a license fee not exceeding $5,000 per annum per copy or per user.

          (m)  TANGIBLE ASSETS.   Seller owns or leases all buildings,
machinery, equipment and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, consistent with Seller's use thereof, is in good operating condition and repair (subject to normal wear and tear), consistent with Seller's use thereof, and is suitable for the purposes for which it presently is used by Seller. Except as expressly set forth in this
Section 3(m) and in Section 3(x), no further representation is made concerning the physical condition of such buildings, machinery, equipment and other tangible assets, all of which are being accepted "AS IS AND WHERE IS" by Buyer as of the Closing (including as to all environmental aspects thereof, except as otherwise provided in Section 3(x)). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE ASSETS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF FITNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Except as set forth in
Section 3(m) of the DISCLOSURE SCHEDULE, the tangible personal property included in Acquired Assets includes all tangible personal property material to the conduct of the Business.

          (n) INVENTORY. The inventory of the Business to be purchased pursuant to this Agreement consists of raw materials and supplies, manufactured and purchased parts, and goods in process, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is damaged or defective.

          (o) CONTRACTS. Section 3(o) of the DISCLOSURE SCHEDULE lists the following contracts and other agreements pertaining primarily to the Business:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 30 days, result in a loss to any of the Business, or involve consideration in excess of $5,000;

               (iii) any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (v)  any agreement concerning confidentiality or noncompetition;

               (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current employees of the Business;

               (vii) any collective bargaining agreement;

               (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

               (ix) any agreement under which it has advanced or loaned any amount to any employee of the Business;

               (x) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Business; or

               (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3(o) of the DISCLOSURE SCHEDULE and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(o) of the DISCLOSURE SCHEDULE (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth in
Section 3(o) of the DISCLOSURE SCHEDULE with respect to assignability, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) to the Knowledge of Seller, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Except as set forth in "Shared Agreements" on Exhibit B, there is no agreement, contract, indenture, mortgage, contract, Security Interest, warranty, guaranty, purchase order, other similar arrangement or right thereunder material to Seller's conduct of the Business that does not constitute an Acquired Asset.

          (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Business.

          (q) INSURANCE. Section 3(q) of the DISCLOSURE SCHEDULE lists and describes each insurance policy currently maintained by Seller pertaining to the Business (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements).

          (r) LITIGATION. Section 3(r) of the DISCLOSURE SCHEDULE sets forth each instance in which Seller, as pertains to the Business, (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(r) of the DISCLOSURE SCHEDULE could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Business.

          (s)  PRODUCT WARRANTIES AND LIABILITIES.   Section 3(s) of the
DISCLOSURE SCHEDULE sets forth each written claim and to Seller's Knowledge each oral claim made during the six years ended prior to the date of this Agreement with respect to warranties in respect of products of the Business or any injury or alleged injury to individuals or property arising from products of the Business.

          (t)  INTELLECTUAL PROPERTY RIGHTS.

               (i) The Cray-Specific Technology and Core PC Technology include all of the intellectual property rights owned or controlled by Seller that are material to the conduct of the Business. The descriptions of the Cray-Specific Technology and the Patent Rights included in Core PC Technology in Schedules 2.1 and 3.1 to the Technology Assignment and License Agreement are complete and accurate.

               (ii) Except for four cross-license agreements between Seller and third parties (the "Cross-License Agreements"), Seller is not party to any written agreement that transfers, licenses or otherwise grants any interest
     in the Core PC Technology.   The Cross-License Agreements relate solely to
     patents and do not apply to other technology.   The Cross-License
     Agreements contain non-exclusive cross-licenses granted by Seller to the third parties and granted by the third parties to Seller of certain broadly defined classes of patents (the "Subject Patents"). No royalties are payable thereunder. The Cross-License Agreements contain covenants not to sue and/or releases with respect to the Subject Patents. The Cross-License
     Agreements were not entered into in connection with the Business.   Seller
     does not rely on the Cross-License Agreements for the conduct of the Business. The licenses granted to Seller in the Cross-License Agreements will inure to the benefit of Buyer in connection with the manufacture of products for Seller.

               (iii) Except for the Cross-License Agreements, which contain a requirement that any assignment of a Subject Patent be made subject to the Cross-License Agreements, Seller has the right to assign to Buyer all right, title and interest in the Core PC Technology, has the right to grant Buyer the licenses and access rights granted in the Cray-Specific Technology without geographical limitation and has the full right to make disclosure of all information included in the Core PC Technology and the Cray-Specific Technology. There are no pending or asserted claims by third parties contesting Seller's rights to the Core PC Technology and the Cray-Specific Technology. To the extent required to obtain any procedural or substantive rights, all assignments of or other documents affecting title to Patent Rights (other than "Patent Disclosures") listed on Schedule 2.1 to the Technology Assignment and License Agreement have been recorded in all appropriate government offices and there are no breaks in the chain of title to Seller with respect to any such Patent Rights (other than "Patent Disclosures"). To the extent any defect is found with respect to such perfection of title, Seller agrees to use all reasonable efforts to remedy such defect at Seller's expense. The Core PC Intellectual Property Rights listed on Schedule 2.1 to the Technology Assignment and License Agreement are owned by Seller free and clear of any mortgages, pledges, liens, other encumbrances, or, except for the Cross-License Agreements, covenants.

               (iv) As to the Patent Rights included in the Core PC Intellectual Property Rights (other than "Patent Disclosures"):

               (1) all such rights have been duly registered or filed in the U.S. Patent and Trademark Office; and

               (2) Seller has paid any fees, including patent maintenance fees, and taken all other actions due or required prior to the Closing Date that are necessary to obtain or maintain all such Patent Rights in force.

               (v) To the Knowledge of Seller, no act or failure to act by Seller, any of its employees, duly authorized attorneys or agents during the registration or filing or any proceeding relating to any Patent Rights included in the Core PC Intellectual Property Rights would make such right invalid, or unenforceable or negate the right to issuance of such right.
     No claim by any third party contesting the validity of any Core PC Intellectual Property Rights has been made or is currently outstanding, and the Seller has not received any notice of, and to the Knowledge of Seller, there is no infringement, misappropriation or violation by others of, (i) any Core PC Intellectual Property Rights or (ii) any Cray-Specific Intellectual Property Rights.

               (vi) No third party has claimed or asserted that the possession or use of any material asset of the Business, in the manner it has been possessed or used in the Business before the Closing Date has resulted in any infringement, misappropriation or violation of any patent, copyright, trade secret or any other intellectual property right of any third party that would have a material adverse effect on the business or financial condition of the Business, taken as a whole, or the ability of Seller to consummate the transactions contemplated hereby.

               (vii) The Seller has taken reasonable secrecy measures to protect material Trade Secrets used in the Business, and, to the Knowledge of Seller, no third party has obtained any substantial portion of the Operations Manuals or the Seller-developed design rules relating to manufacturability contained in the product specifications for Existing Products (as defined in the Supply Agreement).

               (viii) No royalty or other payment obligation and no contractual restriction binding on Seller exists with respect to use by Seller or any successor of Seller of the Core PC Technology or the Cray-Specific Technology.

               (ix) All third party software used in the Business is used under and in full compliance with the terms of a shrink-wrap or signed license held by Seller that is in effect as of the Closing Date, and except for such licenses for third party software and the Cross-License Agreements, there are no licenses of any patent, copyright, trade secret or any other intellectual property right of any third party granted to Seller for use in connection with the Business.

          (u) EMPLOYEES. Except as set forth in Section 3(u) of the DISCLOSURE SCHEDULE, to the actual Knowledge of Seller, without inquiry, no executive, key employee, or group of employees of the Business has any plans to terminate employment. Seller is not a party to or bound by any collective bargaining agreement pertaining to the Business, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

          (v)  EMPLOYEE BENEFITS.

          (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "PLAN" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by Seller for the benefit of present or former employees of the Business, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

          (ii) The term "PLAN" shall also include every such plan, fund, contract, program and arrangement for the benefit of present or former employees of the Business: (i) which Seller has committed to implement, establish, adopt or contribute to in the future, (ii) for which Seller is or may be financially liable as a result of the direct sponsor's affiliation to Seller or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by Seller for the benefit of its employees or former employees), (iii) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that Seller has no present or potential liability with respect to such arrangement) or (iv) for or with respect to which Seller is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

          (iii) Section 3(v) of the DISCLOSURE SCHEDULE lists all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan and (iv) the participating employers in the Plan.

          (iv) Section 3(v) of the DISCLOSURE SCHEDULE identifies each employee of the Business who is: (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence, (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

          (v) The Cray Research, Inc. Retirement Savings Plus Plan ("Seller's 401(k) Plan") is tax qualified.

          (w) GUARANTIES. Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person with respect to the Business.

          (x) ENVIRONMENT, HEALTH, AND SAFETY. Seller and Buyer have caused an environmental assessment (the "Environmental Assessment") of the Business to be
completed.   Seller has notified Buyer of Environmental, Health, and Safety Laws set forth on Section 3(x) of the DISCLOSURE SCHEDULE to be cured by or
indemnified against Seller.   To its Knowledge, Seller has not failed to
disclose to Buyer (A) any material existing violation of

Environmental, Health, and Safety Laws in connection with the Business and known to Seller to be such a violation; or (B) any material contamination of the environment by Seller in connection with the Business and known by Seller to give rise, if identified by the appropriate governmental authority or other person, to liability for remediation and/or damages.

          (y)  DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

          4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

          (a) ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b) AUTHORIZATION OF TRANSACTION. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except for filings under the Hart-Scott-Rodino Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) BROKERS' FEES. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

          (e) BUYER'S 401(K) PLAN. Buyer's 401(k) plan ("Buyer's 401(k) Plan") is tax qualified and on the Closing Date will contain all provisions necessary for the acceptance of a plan-to-plan transfer of assets in cash from Seller's 401(k) Plan.

          (f) OFFERS OF EMPLOYMENT. The offers of employment to be extended to Seller's employees pursuant to Section 5(l) hereof are not in excess of Buyer's projected labor requirements for the six-month period following the Closing and Buyer does not have any present intention to terminate within such six-month period any of Seller's employees who accept such offers of employment from Buyer.

          5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below) and shall cooperate with one another in good faith to examine and evaluate the contractual matters disclosed in Section 3(o) of the DISCLOSURE SCHEDULE to ensure that they are correctly and completely disclosed in a manner that will give effect to the intent of the parties hereunder.

          (b) NOTICES AND CONSENTS. Seller will give any notices to third parties, and Seller will use its best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in
Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will (x) file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith and (y) make either joint or separate filings with the Committee on Foreign Investment in the United States under Exon-Florio within two business days of the date hereof, except for classified information, provision for which shall be made as soon as reasonably practicable.

          (c) OPERATION OF BUSINESS. Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(g) above.

          (d) PRESERVATION OF BUSINESS. As it pertains to the Business, Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) FULL ACCESS. Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records, contracts, and documents pertaining to the Business; PROVIDED, HOWEVER, that Buyer shall not unreasonably interfere with the manufacture of products in the Ordinary Course of Business.

          (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the DISCLOSURE SCHEDULE or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) EXCLUSIVITY. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Business or any substantial portion of the Business or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (h) TITLE INSURANCE. Seller will obtain and deliver to Buyer within seven days of the date hereof a commitment for an ALTA Owner's Policy of Title Insurance Form B-1992 issued by Chicago Title Insurance Company, in such amount as Buyer may determine to be the fair market value of such real property (including all improvements located thereon), insuring, subject to such title company's closing requirements, title to the real property described in Exhibit A to be in Buyer as of the Closing (subject only to the title exceptions described above in Section 3(k)(i) and Section 3(k)(i) of the DISCLOSURE

SCHEDULE). Each title insurance commitment shall commit to issue a policy which shall (A) insure title to the real property and all recorded easements benefitting such real property, (B) contain a "non-imputation" endorsement to the effect that title defects known to the officers and directors of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy, and (C) be accompanied by recorded copies of all documents referred to therein. In addition, Seller shall request that the commitment (A) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (B) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (C) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (D) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (E) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index and (F) if the real property consists of adjacent record parcels, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

          (i) SURVEYS. With respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5(h) above, Seller will procure in preparation for the Closing a current survey of the real property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys (1992 Urban), disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey").

          (j) ENVIRONMENTAL ACCESS. Seller shall allow Buyer and its representatives access to the real property of the Business, at all reasonable times upon prior written notice to Seller prior to Closing, for the purpose of conducting such inspections, reviews, inventories, observations, tests, analyses, examinations and investigations as Buyer may desire (including, without limitation, soil borings and tests, chemical tests and the installation of monitoring wells); PROVIDED, HOWEVER, that Buyer and its representatives shall not unreasonably interfere with the manufacture of products in the Ordinary Course of Business. Seller shall allow Buyer and its representatives access to all plans and specifications for the improvements on such real property and all current and historical maintenance records, licenses, permits, reports, certificates, correspondence with governmental authorities or other items relating to the construction, operation or environmental assessment of the real property and/or the environmental audit of the Business for the purposes of reviewing and making photocopies (or other reproductions) of the same. Upon request and subject to reasonable limitations, Seller shall make available, for the purpose of interviews with Buyer and its representatives such employees and representatives of Seller as may have knowledge useful in the environmental assessment of such real property and/or the environmental audit of the Business.

          (k) CONFIGURATION. Prior to Closing, Seller shall disassemble, reassemble, rearrange, equip and otherwise further outfit the PCBM, including moving Acquired Assets from the PCBD to the PCBM. Seller shall move and/or rearrange equipment between Side A and Side B of the PCBM, so that Side B is fully capable of producing prior to Closing the Products (as defined in the Supply Agreement) required to be manufactured by Buyer in 1996. Other than the foregoing, Buyer would be solely responsible for costs incurred for the exclusive purpose of manufacturing products other than under the Supply Agreement.

          (l)  EMPLOYEES.   Buyer shall offer employment to substantially all of
the employees of the Business, subject to Closing. Buyer shall preserve approximately the wage rates paid by Seller, but Buyer may adjust any scales in its discretion and need not offer a comparable classification as to
any employee.   Buyer will offer its standard benefit and welfare plans
listed on Exhibit L to any person to whom an employment offer is made and will provide credit for eligibility and vesting (but not benefit accrual) for service with Seller prior to the Closing Date. This Section 5(l) is an agreement solely between Seller and Buyer. Nothing contained in this Section, whether express or implied, confers upon any employee of Seller, any employee of Buyer or any other person, any rights or remedies, including, but not limited to (a) any right to employment, (b) any right to continued employment for any specified period, or (c) any right to claim any particular compensation, benefit, or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section. Seller shall not take any action that would impair or hinder Buyer's ability to successfully employ employees of the Business on the date hereof. Buyer shall have no responsibility for continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 ET SEQ. of ERISA), and Seller shall retain all responsibility for such continuation rights. As soon as reasonably possible following the Closing Date, Seller and Buyer shall make all filings required under the Code or otherwise and then cause a transfer from Seller's 401(k) Plan to Buyer's 401(k) Plan of the accounts of each employee of Seller participating in Seller's 401(k) Plan who accepts Buyer's offer of employment.

          (m)  OBJECTIONS TO TITLE.   Within ten days after receiving the last
of the materials to be delivered pursuant to Section 5(h) and 5(i) Buyer shall have the right to make written objections ("Objections") to the failure of such materials to comply with those sections or to the marketability of title to parcels shown on Exhibit A, including the disclosure in the Survey of a survey
defect or encroachment from or onto the real property covered thereby.   Buyer
shall not make any Objections with respect to the matters set forth in Section
3(k)(i) of the DISCLOSURE SCHEDULE.   Buyer's failure to make Objections within
such time period will constitute waiver of Objections.   Seller will have ten
days after receipt of the Objections to cure the Objections, during which period the Closing will be postponed at the option of Buyer. Seller shall use its best efforts to cure any Objections. To the extent an Objection relates to a mortgage, lien or monetary judgment, Buyer shall have the right to apply a portion of the cash payable to Seller at the Closing to satisfaction of such Objection and the amount so applied shall reduce the amount of cash payable to Seller at the Closing. If the Objections are not cured within such period, Buyer will have the option to (i) terminate this Agreement, (ii) close and withhold from the Purchase Price an amount which, in the reasonable judgment of Buyer, is sufficient to assure cure of the Objections (provided, however, that the amount of such reduction shall not exceed $100,000 exclusive of any such reduction with respect to mortgages, liens or monetary judgments), and if Seller does not cure such Objections within 90 days after the Closing Date, Buyer may then cure such Objections and charge the costs of such cure (including reasonable attorney's fees) against the amount withheld, or (iii) waive the objections.

          (n) UCC SEARCHES. Seller shall obtain and deliver to Buyer a report of UCC searches made of the applicable Uniform Commercial Code records showing no UCC filings regarding any of the Business or its properties.

          (o)  INSPECTIONS.   Seller and Buyer shall jointly cause (i) an
occupational health and safety inspection and (ii) an Americans with Disabilities Act inspection by inspectors mutually agreeable to the Parties, who shall deliver their reports as to actions reasonably necessary to bring the PCBM and 850 Industrial Boulevard into reasonable compliance with OSHA and ADA, respectively. The items disclosed in such reports shall be added to the information contained on DISCLOSURE SCHEDULE 3(x).

          (p) CONVEYANCING. At or before Closing, at Seller's expense, each parcel of real property shown on Exhibit A will be (i) subdivided from adjacent property owned by Seller which is not included on Exhibit A and (ii) resurveyed consistent with the descriptions shown on Exhibit A pursuant to Certified Survey Maps filed with the Register's Office of Chippewa County, Wisconsin. The legal descriptions contained in deeds and other conveyancing documents delivered at Closing shall be consistent with such Certified Survey Maps.

          (q)  EASEMENTS AND EXCEPTIONS.  In addition to the exceptions shown in
Section 3(k)(i) of the DISCLOSURE SCHEDULE, Buyer and Seller agree in connection with the subdivision and resurveying described in Section 5(p) to enter into at Closing and record reasonable reciprocal easement agreements with respect to each parcel of real property shown on Exhibit A for any access ways, utility lines and improvements, drainage facilities or slopes as may be reasonably necessary to accommodate the separate ownership of each parcel of real property
shown on Exhibit A and the adjacent property owned by Seller.   Buyer and Seller
agree to negotiate reasonably and in good faith with respect to such easements.

          (r)  CITY RIGHT OF FIRST REFUSAL.   Seller, the City of Chippewa Falls
("City") and the Chippewa Falls Industrial Development Corporation ("IDC") are parties to that certain First Right of Refusal dated June 7, 1988 (the "Refusal Agreement"), pursuant to which Seller is purportedly the holder of a right of first refusal with respect to certain land in the vicinity of Parcel 1 of the
real estate shown on Exhibit A.   Seller agrees prior to Closing to request both
the City and the IDC to consent to the partial assignment by Seller to Buyer of the Refusal Agreement and the rights and obligations thereunder to the extent the same relate to the East 11.76 acres of Lot 1, C.S.M. #769 (the "Identified Parcel"), but only to the extent the Identified Parcel is currently owned by the IDC and remains subject to the Refusal Agreement. From and after the date hereof, to and including April 1, 1997 or such earlier date as the above described assignment is consummated, (i) Seller shall not relinquish any right under the Refusal Agreement relating to the Identified Parcel without the consent of Buyer, and (ii) should the City propose to sell the Identified Parcel or any portion thereof to a third party, Seller shall provide Buyer any notice that it shall receive from the City, shall, if directed by Buyer, exercise its first refusal right, purchase such parcel on terms approved by Buyer and, upon such purchase, convey such parcel to Buyer, and Buyer shall reimburse Seller for its costs incurred in such purchase; provided, however, that in no event shall Seller be required by the foregoing provisions to purchase any property covered by the Refusal Agreement other than the Identified Parcel.

          6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, records, and agreements of any sort relating to the Business to the extent included in the Acquired Assets.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

          (c) TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Business from maintaining the same business relationships with Buyer after the Closing as it maintained with the Business prior to the Closing. Seller will refer all customer inquiries relating to the businesses of the Business to Buyer from and after the Closing.

          (d) CONFIDENTIALITY. To the extent Seller continues to have copies of or to otherwise have access to or possession of information that was treated by Seller as confidential information of Seller prior to the Closing Date, such confidential information shall be handled in accordance with the Master Confidentiality Agreement.

          (e) OTHER PARTY EMPLOYEES. To the extent permitted under the law, Buyer agrees not to initiate contact with the intent to recruit and hire any then current Seller employee not associated in any significant way with the Business for a period of two years from the Closing Date. To the extent permitted under the law, Seller agrees not to initiate contact with the intent to recruit and hire any then current Buyer employee for a period of two years from the Closing Date. This section does not prohibit either Party from placing general advertisements, accepting unsolicited employment applications and/or resumes, responding to job seekers initiating their own contact with the Party, or the like; PROVIDED, HOWEVER, that in the event either Party hires in excess of twelve then-current employees of the other Party during any year in such two-year period, the hiring Party will pay to the other Party at the end of each year during such two-year period an amount equal to $2,000 multiplied by the number of such persons in excess of twelve so hired during the year.

          (f)  ENVIRONMENTAL AND SAFETY MATTERS.   Seller agrees to cure those
matters set forth on Section 3(x) of the DISCLOSURE SCHEDULE as amended pursuant to Section 5(o) to the reasonable satisfaction of Buyer or to indemnify Buyer with respect to any claims or liabilities arising from such matters as permitted in Section 8(b); PROVIDED, HOWEVER, that the aggregate liability of Seller for such cure and/or indemnification shall be limited to $1,000,000.

          (g) SIGNS; USE OF CRAY NAME. Within 60 days after the Closing Date, Buyer will, at its own expense, remove any and all exterior and interior signs and identifiers which refer or pertain to Seller at all locations occupied by the Business listed on Exhibit A. After such period, except as otherwise provided herein, Buyer will not use or display Seller's name, service marks, trademarks or other identifiers without the prior written consent of Seller.

          (h) SUPPLIES AND DOCUMENTS. Buyer shall have the right to use existing supplies and documents acquired with the facilities of the Business, including, but not limited to, operating manuals, instructional documents and similar materials, for a period not to exceed 12 months following the Closing Date, provided that Buyer agrees (i) to use only those Seller-labeled supplies and documents existing in inventory as of the Closing Date, (ii) to conspicuously state on any purchase orders or other documents intended to have legal effect vis-a-vis third parties that they are no longer documents of Seller and (iii) not to order or utilize in any manner any additional supplies and documents containing the name of Seller. In the event Buyer demonstrates a good faith need to extend the 12-month use period specified above, Seller shall not unreasonably withhold its consent to such extension.

          7.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) Seller shall have procured all of the third party consents specified in Section 5(b) above material to the conduct of the Business of Buyer, all of the title insurance commitments specified in
     Section 5(h) above (and the title insurance company shall be prepared to issue policies in accordance with the commitments), and all of the surveys specified in Section 5(i) above, and any objections made by Buyer pursuant to Section 5(m) shall have been handled as provided therein;

               (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
     (C) affect adversely the right of Buyer to own the Acquired Assets or to operate the former businesses of the Business;

               (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

               (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Seller, and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

               (vii) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit M attached hereto, addressed to Buyer, and dated as of the Closing Date;

               (viii) the configuration contemplated by Section 5(k) shall have been completed and Seller shall demonstrate to Buyer's satisfaction that the PCBM is capable of producing the Products (as defined in the Supply Agreement) required to be manufactured by Buyer in 1996 in a quantity and of a quality sufficient to allow Buyer to satisfy its obligations under the Supply Agreement.

               (ix) Buyer shall have employed, subject to Closing, at least eight of the persons shown on Exhibit N.

               (x) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

               (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

               (vi) Seller shall have received from counsel to Buyer an opinion in form and substance as forth in Exhibit O attached hereto, addressed to Seller, and dated as of the Closing Date; and

               (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

          (c) LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS. If, between the date of this Agreement and the Closing Date, tangible Acquired Assets are lost, destroyed, or condemned or suffer any material damage, and if Buyer shall have waived the condition contained in Section 7(a)(i) as it relates to Section 3(g)(x), then, at the option of Buyer, either (a) the Purchase Price shall be reduced by the excess of (i) the fair market value of such Acquired Assets prior to such loss, destruction, condemnation or damage over (ii) the salvage value, if any, of such Acquired Assets following such loss, destruction, condemnation or damage, or (b) no adjustment to the Purchase Price shall be made and Seller shall, on the Closing Date, assign to Buyer all insurance and/or condemnation proceeds payable to Seller on account of such loss, destruction, condemnation, or damage pursuant to an assignment in form and substance satisfactory to Buyer and pay to Buyer the amount of any deductible under any such insurance.

          8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          (a)  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   All of the
representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter (subject to the limitations set forth in Section 8(g)(i) hereof).

          (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

          (i) In the event Seller breaches (or in the event any third Party alleges facts that, if true, would mean Seller has breached) any of its representations, warranties and covenants contained in this Agreement (including its attachments), other than the last sentence of Section 3(x), Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), subject to limitations set forth in Section 6(f) and Section 8(g); and

          (ii) Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Seller which is not an Assumed Liability (including any Liability of Seller that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); PROVIDED, HOWEVER, that this Section 8(b)(ii) shall not be deemed to apply to any Environmental, Health, and Safety Laws or any liability arising thereunder.

          (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER.

          (i) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement (including its attachments), Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), subject to the limitations set forth in Section 8(g).

          (ii) Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

          (d)  MATTERS INVOLVING THIRD PARTIES.

          (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against the other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify, to the extent required by this Agreement, the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (C) without the prior written consent of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party
Claim (1) for injunctive or other equitable relief or (2) except for monetary damages to be contemporaneously paid by the Indemnifying Party.

          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Section 8.

          (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

          (f) EXCLUSIVE REMEDIES. Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, Buyer waives, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action that it may have against Seller arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, those relating to Environmental, Health, and Safety Laws), or arising under or based upon common law or otherwise, except to the extent provided in this Section 8.

          (g)  OTHER INDEMNIFICATION PROVISIONS.

          (i) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of Seller and Buyer under this Agreement to indemnify each other with respect to any claim pursuant to Section 8(b)(i) or
Section 8(c)(i) hereof, shall be of no force or effect unless the party claiming an indemnification obligation by the other party has given such other party written notice of such claim prior to the 28-month anniversary of the Closing Date, except (a) for (i) any claim based on the untruth or inaccuracy of any representations or warranties of Seller contained in Section 3(e) (regarding title to assets), the indemnification obligations for which shall survive without time limit, or (ii) any claim based on the untruth or inaccuracy of the last sentence contained in Section 3(x) (regarding Environmental, Health and Safety), the indemnification provisions for which are set forth in Section 8(g)(iii), and (b) that with respect to any pending claim for indemnity hereunder which shall have been made prior to such 28-month anniversary, the right to indemnity shall not terminate until the final determination and satisfaction of such claim.

          (ii) No claim for indemnification under this Section 8 shall be made by Buyer or Seller unless and until the aggregate amount of all such claims by such party shall exceed $50,000, and then only as to the amount by which aggregate claims by such party exceed $50,000.

          (iii) The obligations of Seller under this Agreement to indemnify Buyer with respect to any claim based on the untruth or inaccuracy of the last sentence contained in Section 3(x) (regarding Environmental, Health and Safety), shall be of no force or effect unless the Buyer has given Seller written notice of such claim prior to the third anniversary of the Closing Date. Notwithstanding anything to the contrary provided in this Agreement, in no event shall Seller be liable to the Buyer for amounts payable under this Section 8(g)(iii) to the extent such amounts exceed in the aggregate $5,000,000.

          (iv) Notwithstanding anything to the contrary provided in this Agreement, in no event shall Seller be liable to the Buyer for amounts payable under this Section 8 to the extent such amounts exceed in the aggregate $17,500,000 (excluding any amounts payable by Seller under the Section 8(g)(iii)).

          9.   TERMINATION.

          (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

               (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, (B) pursuant to Section 5(m) or (C) if the Closing shall not have occurred on or before March 31, 1996, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (B) if the Closing shall not have occurred on or before March 31, 1996, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach).

          10.  MISCELLANEOUS.

          (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

          (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, except that the Amended and Restated Confidentiality Agreement effective October 21, 1995, between Seller and Johnson Matthey Inc. shall remain in full force and effect.

          (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to Seller:

               Cray Research, Inc.
               655A Lone Oak Drive
               Eagan, Minnesota 55121
               Attention:  Executive Vice President of
                             Supercomputing Operations

          Copy to:

               Cray Research, Inc.
               655A Lone Oak Drive
               Eagan, Minnesota 55121
               Attention:  General Counsel

          If to Buyer:

               Johnson Matthey Electronics Division
               15128 East Euclid Avenue
               Spokane, Washington 99216
               Attention:   President

          Copy to:

               Johnson Matthey Inc.
               Legal Department
               1401 King Road
               West Chester, Pennsylvania 19380-1497
               Attention:  Division General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

          (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) EXPENSES. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the DISCLOSURE SCHEDULE shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the DISCLOSURE SCHEDULE identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

          (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this

Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

          IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.


                               JOHNSON MATTHEY
                                 SEMICONDUCTOR PACKAGES, INC.



                                By: /S/ David Morgan
                                    -----------------------------------
                                Title: Group Corporate Development
                                       Director


                                CRAY RESEARCH, INC.



                                By: /S/ J. Phillip Samper
                                    -----------------------------------
                                Title: Chief Executive Officer

                                    GUARANTY


          Johnson Matthey Inc., a Pennsylvania corporation of which Johnson Matthey Semiconductor Packages, Inc. is a wholly owned subsidiary, hereby unconditionally guarantees to and for the benefit of Cray Research, Inc., its successors and assigns, payment, observance and performance of all obligations of Johnson Matthey Semiconductor Packages, Inc. under the foregoing Asset Purchase Agreement, as from time to time supplemented, modified or amended.


                                JOHNSON MATTHEY INC.



                                By: _________________________________________

                                  Name: _____________________________________
                                           Finance Director, Electronics